Exhibit 23-e

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference of our reports dated June 20, 2008, relating to the financial statements of Master Sistemas Automotivos Ltda. as of December 31, 2007 and for the years ended December 31, 2007 and 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the differences between accounting practices adopted in Brazil and accounting principles generally accepted in the United States of America) and Suspensys Sistemas Automotivos Ltda. as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the differences between accounting practices adopted in Brazil and accounting principles generally accepted in the United States of America), appearing in Item 15 of this Annual Report on Form 10-K/A of ArvinMeritor, Inc. for the year ended September 30, 2007 in the following Registration Statements:

Form	Registration No.	Purpose
S-8	333-141186	2007 Long-Term Incentive Plan
S-3	333-143615	Registration of convertible notes, guarantees and common stock
S-3	333-134409	Registration of convertible notes, guarantees and common stock
S-8	333-107913	ArvinMeritor, Inc. Savings Plan
S-8	333-123103	ArvinMeritor, Inc. Hourly Employees Saving Plan
S-3	333-58760	Registration of debt securities
S-8	333-49610	1997 Long-Term Incentives Plan
S-3	333-43118	Arvin Industries, Inc. 1988 Stock Benefit Plan
S-3	333-43116	Arvin Industries, Inc. 1998 Stock Benefit Plan
S-3	333-43112	Arvin Industries, Inc. Employee Stock Benefit Plan
S-8	333-42012	Employee Stock Benefit Plan, 1988 Stock Benefit Plan, and 1998 Employee Stock Benefit Plan

/s/ DELOITTE TOUCHE TOHMATSU AUDITORES INDEPENDENTES

DELOITTE TOUCHE TOHMATSU AUDITORES INDEPENDENTES

Porto Alegre, Brazil

June 20, 2008